Exhibit 99.1

STORE Capital Announces December Rent Collections of 90%

SCOTTSDALE, Ariz., December 22, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced December rent collections.

As of December 21, 2020, STORE Capital had received rent payments representing 90% of contractual base rent and interest for the month of December. In addition, according to an updated survey of STORE Capital’s tenants, nearly all the Company’s property locations remained open in December, despite recent renewed restrictions.

“We are encouraged to see December rent collections and operating properties remain on par with October and November. Our remaining lease deferrals continue to be centered in a few highly impacted industries, such as Movie Theaters, Early Childhood Education and Restaurants. With vaccine distribution underway, we and our tenants remain highly encouraged about the 2021 business climate,” said Christopher Volk, STORE Capital’s Chief Executive Officer. “In the face of the unprecedented challenges we’ve seen this year, we take pride in the resiliency of our tenants, the sectors in which they operate and in our portfolio diversity, all of which continue to deliver for our shareholders.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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